Exhibit 10.1

EXECUTION

HEALTH INSURANCE AGREEMENT

This Agreement (this "Agreement"), dated as of March 30, 2017, is entered into by and among Nathan Kahn and Sandra Kahn (collectively, the "Kahns"), Ta Chen Stainless Pipe Co., Ltd., a Taiwan (ROC) corporation ("Parent"), Ta Chen Investment Corporation ("Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, and Empire Resources, Inc., a Delaware corporation (the “Company”).

WHEREAS, simultaneously with the execution of this Agreement, the Company, Parent, and Sub are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing, among other things, for the commencement by Sub of a tender offer (the “Offer”) for all of the outstanding shares of common stock, par value $0.01per share (the “Common Stock”), of the Company, to be followed by the merger of Sub with and into the Company (the "Merger"), all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, the Kahns are currently executive officers of the Company and Parent has requested that they continue in the employ of the Company following consummation of the Merger; and

WHEREAS, as an inducement for the Kahns to continue with the Company and in recognition of their past and future contributions to the Company, the Compensation Committee of the Board of Directors of the Company has (i) approved the provision to the Kahns of the benefits contemplated by this Agreement as an employee benefit arrangement within the meaning of Rule 14d-10(d)(2) under the Securities Exchange Act of 1934, as amended, as compensation for past services performed and future services to be performed, and (ii) concluded that the amounts payable hereunder were not calculated based on the number of shares of Common Stock to be tendered by the Kahns pursuant to the Offer;

NOW THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.          Health Insurance.  Regardless of whether Nathan Kahn or Sandra Kahn remain employed by the Surviving Corporation, Parent and Sub agree that they shall, or shall cause the Surviving Corporation to, provide (at the expense of the Company as the Surviving Corporation or Parent), and the Company agrees to provide, from and after the Effective Time (as defined in the Merger Agreement) to each of Nathan Kahn and Sandra Kahn health insurance coverage substantially equivalent to that currently provided to each of them, with coverage for pre-existing conditions, credit for deductible payments, co-payments and other expenses in determining whether requirements relating to deductibles, co-insurance and maximum out-of pocket payments are satisfied.  The obligations under this Section may be satisfied by coverage through the health insurance plan covering employees of the Surviving Corporation or, if unavailable, by purchasing individual coverage and shall terminate with respect to Nathan Kahn or Sandra Kahn, as the case may be, at the time such person is eligible to be covered by Medicare.

2.          Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

4.          No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.          Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by the Merger Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by the Merger Agreement in any court other than a state court located in the State of Delaware. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, post prepaid, to the address set forth in Section 17, such service to become effective ten days after such mailing.

6.          Waiver of Jury Trial. Each of the parties hereto irrevocably waives its right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the actions of the Kahns, the Company, Parent, Sub or the Company in the negotiation, administration, performance and enforcement thereof.

7.          Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

8.          Termination. This Agreement shall terminate and all rights and obligations of the parties hereunder shall terminate (in each case, without any further action on the part of any party hereto) the termination of the Merger Agreement in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 30 day of March, 2017.

Nathan Kahn

/s/ Nathan Kahn

Sandra Kahn

/s/ Sandra Kahn

Ta Chen Stainless Pipe Co., Ltd.

By:	/s/ Li-Yun Hsieh
Name: Li-Yun Hsieh
Title: Chairman

Ta Chen Investment Corporation

By:	/s/ Johnny Hsieh
Name: Johnny Hsieh
Title: President

Empire Resources, Inc.

By:	/s/ William Spier
Name: William Spier
Title: Chairman of Board of Directors, member of Compensation Committee